Exhibit 99.2
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451
Colorado — FOR RELEASE 6:00 AM EASTERN STANDARD TIME

Date: March 4, 2010
Double Eagle Petroleum Reports Production Growth and Strong Cash Flow For 2009
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported record financial results for the full-year 2009. Highlights of the year include:
•	Net production volumes of 9.3 Bcfe, which represents an increase of 39% year over year;
•	Clean Earnings* of $13,440,000 or $1.35 per share;
•	Production costs decreased 20% to $0.83 per Mcfe versus $1.04 per Mcfe for 2008; and
•	Cash flows from operations of $22,062,000.

(*)	Please see last table for reconciliation to U.S. GAAP.
Total natural gas and crude oil production increased 39% to a record 9.3 Bcfe for the year ended December 31, 2009. The Company-operated Catalina Unit fueled this production growth, accounting for more than 70% of the total production increase. Production-related revenue totaled $52,080,000, which represented a 12% increase over 2008. The production-related revenue included a $3,503,000 gain on the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. The increase in production revenue was driven primarily by the overall growth in production volumes. The Company’s production growth was significantly offset, however, by the decline in natural gas prices from the prior year. The average natural gas price the Company realized in 2009 decreased 20% to $4.85 per Mcf, as compared to $6.08 per Mcf in the prior year. The Company benefited from its hedging program, as the average Colorado Interstate Gas (“CIG”) price for 2009 decreased 64% compared to 2008. Total revenue was $44,791,000 for the year ended December 31, 2009.
The Company’s gross operating margin, excluding depreciation, depletion and amortization (“DD&A”), was 65.1% for the full-year 2009. The strong gross margin is attributed to cost control and operating efficiency at the Company-operated Catalina Unit. While the Company’s total 2009 production costs increased to $7,754,000 as compared to $7,007,000 in 2008, the cost on a per Mcfe basis decreased 20% to $0.83 per Mcfe, as compared to $1.04 a year ago.
The Company reported Clean Earnings, a non-U.S. GAAP metric, for 2009 of $13,440,000 or $1.35 per share, as compared to $13,818,000, or $1.51 per share for 2008. Clean Earnings excludes the effects of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, which are recorded at fair value at each period end, as well as stock-based compensation expense. The 2009 Clean Earnings includes the impact of income taxes of $12,791,000, although the Company does not expect to pay income taxes due to its unused operating loss carryforwards.
On a U.S. GAAP basis, the Company reported a net loss attributable to common shareholders of $(2,514,000), or $(0.25) per diluted share, as compared to a net income of $6,658,000, or $0.73 per share for 2008. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $3,723,000 for 2009 and 2008. Net income attributable to common stock in 2009 also included an unrealized loss of $7,798,000 relating to economic hedges, which is recorded at fair value at each period end.

The Company solidified its financial capabilities and strengthened its balance sheet in 2009. The Company’s cash flow from operations totaled $22,062,000 during 2009, primarily from cash earnings from operations. In addition, the Company’s outstanding accounts receivable balance was reduced by $14,609,000. The Company also reduced its accounts payable and accrued liabilities balance by $29,187,000 from the amounts outstanding at December 31, 2008. Borrowings on its credit facility provided cash of $9,361,000 during 2009, which increased the Company’s outstanding credit facility balance to $34,000,000 as of December 31, 2009. Since year-end the Company has reduced its borrowings to $31,000,000. The Company renegotiated its credit facility in February 2010 to extend the maturity date from July 31, 2009 to January 31, 2013.
The Company has a hedging policy in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. The Company has historically entered into forward sales contracts, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives (volume and daily production are expressed in Mcf):

	Total Volumes	NYMEX Price	Average CIG
	(MMcf)	per Mcf	Price per Mcf

2010	4,380		$4.30
	3,650	$4.50-$9.00

2011	2,920		$7.07
	2,730	$4.50-$9.00
Richard Dole, Chairman, President and CEO of Double Eagle commented, “Our concerted effort in 2009 to control costs and improve our financial position was successful, as we were able to maintain the same operating cash flow levels achieved in 2008, despite the volatility in the natural gas markets we experienced throughout much of 2009. The improving market conditions coupled with our production growth will give us a solid foundation as we move into 2010.”

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2009	2008

Revenues
Oil and gas sales	$42,398	$39,149
Transportation revenue	6,179	4,788
Price risk management activities	(4,295)	5,329
Other income, net	509	312

Total revenues	44,791	49,578

Expenses
Lease operating expenses	7,754	7,007
Production taxes	3,652	4,701
Pipeline operating expenses	3,701	3,190
Exploration expenses including dry holes	103	911
Impairment and abandonment of equipment and properties	417	743

Total Expenses	15,627	16,552

Gross Margin Percentage	65.1%	66.6%

General and administrative	6,718	5,604
Depreciation, depletion and amortization	18,562	11,473
Other income (expense), net	(1,773)	(225)

Pre-tax income	2,111	15,724

Provision for deferred taxes	(902)	(5,343)

NET INCOME	1,209	10,381

Preferred stock requirements	(3,723)	(3,723)

NET INCOME (LOSS) attributable to common stock	$(2,514)	$6,658

Net income (loss) per common share:
Basic	$(0.25)	$0.73

Diluted	$(0.25)	$0.73

Weighted average shares outstanding:
Basic	9,955,582	9,159,865

Diluted	9,955,582	9,161,985

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31,	December 31,
	2009	2008	% Change

Total assets	$150,494	$171,989	-12%

Outstanding balance on credit facility	34,000	24,639	38%

Total stockholders’ equity	46,724	54,903	-15%
SELECTED CASH FLOW DATA
(In thousands)

	Year ended
	December 31,	December 31,
	2009	2008	% Change

Net cash provided by operating activities	$22,062	$22,904	-4%

Net cash used in investing activities	(21,461)	(40,778)	-47%

Net cash provided by financing activities	5,081	17,749	-71%
SELECTED OPERATIONAL DATA

	Year ended
	December 31,	December 31,
	2009	2008	% Change

Total production (Mcfe)	9,335,924	6,713,670	39%

Average price realized per Mcfe	$4.92	$6.23	-21%

Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the year ended December 31, 2009 and 2008, respectively, contained below.
Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2008
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(2,514)	$(0.25)	$6,658	$0.73

Add back non-cash items (1):
Share-based compensation expense	850	0.09	777	0.08
Depreciation, depletion, amortization and accretion expense	10,711	1.08	7,688	0.84
Non-cash loss (gain) on price risk management (2)	4,468	0.45	(1,736)	(0.19)
Impairment and surrendered leases	239	0.02	490	0.05
Non-cash gain on sale of non-producing property	(162)	(0.02)	(59)	—
Asset retirement obligation settlement	(152)	(0.02)	—	—

Clean Earnings	$13,440	$1.35	$13,818	$1.51

(1)	Presented net of tax with effective tax rate of 42.7% and 34.0% for the year ended December 31, 2009 and 2008, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

The Company has scheduled a conference call for March 4, 2010 at 9:00 AM Mountain Standard Time to review the full-year 2009 financial results. A replay of the call will be available shortly thereafter.
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.com